(AT&T LOGO)


1994
Notice of
Annual Meeting
and
Proxy Statement

Wednesday, April 20, 1994
at 9:30 a.m.
Georgia World Congress Center
285 International Boulevard, N.W.
Atlanta, Georgia

                              NOTICE OF MEETING

The 109th Annual Meeting of Shareholders of American Telephone and Telegraph Company will be held at the Georgia World Congress Center, 285 International Boulevard, N.W., Atlanta, Georgia, on Wednesday, April 20, 1994, at 9:30 a.m. for the following purposes:


* To elect directors for the ensuing year (page 7);



* To ratify the appointment of auditors to examine the Company's accounts for the year 1994 (page 14);



* To approve an amendment to the Restated Certificate of Incorporation to change the name of the Company to "AT&T Corp." (page 14);



* To approve the 1995 AT&T Employee Stock Purchase Plan (page 16);



* To approve the 1994 Employee Stock Purchase Plan for AT&T Global Information Solutions Company (formerly NCR Corporation) (page 19);



* To approve the AT&T Short Term Incentive Plan (page 22); and



* To act upon such other matters, including shareholder proposals (beginning on page 27 of the accompanying proxy statement), as may properly come before the meeting.


Holders of common shares of record at the close of business on March 1, 1994, will be entitled to vote with respect to this solicitation.


Robert E. Scannell
Vice President - Law and Secretary


March 1, 1994

(AT&T LOGO)
American Telephone and
Telegraph Company
32 Avenue of the Americas
New York, NY 10013-2412

Robert E. Allen

Chairman of the Board
March 1, 1994

Dear Shareholder:

It is a pleasure to invite you to your Company's 1994 Annual Meeting in Atlanta, Georgia, on Wednesday, April 20th. This will be AT&T's 109th Annual Meeting of Shareholders, and I hope that those who find it convenient will attend.

The Georgia World Congress Center is fully accessible to disabled persons, and we will provide hearing-amplification and sign interpretation for our hearing-impaired shareholders. AT&T products and services will be exhibited and employees representing various business units will be on hand to answer questions before and after the meeting.

Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

I look forward to seeing you at the meeting.

Sincerely,

(SIGNATURE Robert E. Allen)

American Telephone and Telegraph Company
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412

                               PROXY STATEMENT
This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning March 1, 1994, to holders of common shares in connection with the solicitation of proxies by the board of directors for the 1994 Annual Meeting of Shareholders in Atlanta, Georgia. Proxies are solicited to give all shareholders of record at the close of business on March 1, 1994, an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the directors. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum.


If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President - Law and Secretary of the Company at the above address.


Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.


If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP"), the proxy card will represent the number of full shares in the DRISPP account on the record date, as well as shares registered in the participant's name. If a shareholder is a participant in the AT&T Employee Stock Ownership Plan ("ESOP"), AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation Excess Benefit Plan, AGCS Savings Plan, or AGCS Hourly Savings Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares in ESOP, AT&T Capital Corporation Retirement and Savings Plan, AT&T Capital Corporation Excess Benefit Plan, AGCS Savings Plan, and AGCS Hourly Savings Plan cannot be voted unless the card is signed and returned. If cards representing shares in the remaining plans are not returned, those shares will be voted by the trustees of the plans.



Shares allocated to the accounts of participants in plans of AT&T Global Information Solutions Company (formerly NCR Corporation), a wholly owned subsidiary of AT&T, such as the Corporation Payroll Employee Stock Ownership Plan, the Savings Plan, and the Employees' Profit Sharing Plan (referred to collectively as the "Future Income Plans"), Sandia Savings and Incentive Plan, Sandia Savings and Security Plan, or UNIX System Laboratories Retirement and

Savings Plan may be voted through separate participant direction cards that will be mailed to participants in these plans. If a participant also owns shares outside these plans, the participant must return both the proxy card and the participant direction card. The trustees of these plans will vote the number of shares allocated to a participant's account or accounts under such Plans in accordance with the directions on the participant direction card if the card is duly signed and received by April 13, 1994. For participants in the Future Income Plans, allocated shares for which the trustee receives no instructions and all unallocated shares will be voted by the trustee. Shares in the plans of Sandia and UNIX System Laboratories cannot be voted unless the participant direction card is signed and returned.


If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and mark the appropriate box on the proxy card. Beneficial owners who plan to attend may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to the Manager, AT&T Shareowner Relations, 32 Avenue of the Americas, Room 2415, New York, NY 10013-2412.

Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

Highlights of the meeting will be included in the next quarterly report. Information on obtaining a full transcript of the meeting will also be found in that quarterly report.

Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. However, shareholders with multiple accounts may be receiving more than one annual report, which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize us to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareholder services number, 1-800-348-8288.


Comments from shareholders about the proxy material or about other aspects of the business are welcome. Space is provided on the proxy card for this purpose. Although such notes are not answered on an individual basis, they are very helpful in assessing shareholder sentiment and in determining what kinds of additional information should be furnished in various Company publications.



On January 1, 1994, there were 1,352,478,356 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.


BOARD OF DIRECTORS
The board of directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in board and committee meetings.

The board held 13 meetings in 1993; the committees held 22 meetings. The average attendance at the aggregate of the total number of meetings of the board and the total number of committee meetings was 93%.

COMMITTEES OF THE BOARD
The board has established a number of committees, including the Audit Committee, the Compensation Committee, and the Committee on Directors, each of which is briefly described below. Other committees of the board are: the Corporate Public Policy Committee, the Employee Benefits Committee, the Executive Committee, the Finance Committee, and the Proxy Committee

(which votes the shares represented by proxies at the annual meeting of shareholders).

The Audit Committee meets with management to consider the adequacy of the internal controls of the Company and the objectivity of financial reporting; the committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of six non-employee directors, met five times in 1993.


The Compensation Committee administers management incentive compensation plans, including stock option plans. The committee makes recommendations to the board with respect to compensation of directors and of the officers as listed on page 48. The committee, which consists of five non-employee directors, met four times in 1993.


The Committee on Directors advises and makes recommendations to the board on all matters concerning directorship practices and the selection of candidates as nominees for election as directors. The committee, which consists of six non-employee directors, met two times in 1993. The committee recommended this year's candidates at the January 1994 board meeting.


In recommending board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their chosen activity; it considers such factors as anticipated participation in board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to the Vice President - Law and Secretary of the Company at 32 Avenue of the Americas, New York, NY 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.

COMPENSATION OF DIRECTORS
Directors who are not employees receive an annual retainer of $30,000 and a fee of $1,500 for each board, committee, and shareholder meeting attended. The chairmen of the Audit Committee, Compensation Committee, and Finance Committee each receive an additional annual retainer of $7,500. Other non-employee directors who chair committees receive additional annual retainers of $5,000. Pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors, 15% of the annual retainer for each non-employee director is deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of Company common shares (the "AT&T shares portion"). Directors may elect to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion is credited on each dividend payment date for AT&T common shares with a number of deferred shares of common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earns interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus 5%. Directors who are also employees of the Company or a subsidiary of the Company receive no compensation for serving as directors.



The Company also provides non-employee directors with travel accident insurance when on Company business. A non-employee director may purchase life insurance sponsored by the Company. The Company will share the premium expense with the director; however, all the Company contributions will be returned to the Company at the earlier of (a) the director's death or (b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non-employee director's retirement from the board.

Non-employee directors with at least five years' service are eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life.

ELECTION OF DIRECTORS (Item A on Proxy Card)
The Proxy Committee intends to vote for the election of the 15 nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the board on the recommendation of the Committee on Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the appropriate space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Committee on Directors or, if none, the size of the board will be reduced. The Committee on Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1994.

NOMINEES FOR ELECTION AS DIRECTORS
Robert E. Allen, Chairman and Chief Executive Officer of AT&T since 1988; President and Chief Operating Officer of AT&T (1986-1988). Chairman and Chief Executive Officer of AT&T Technologies, Inc. (1986-1988); Chairman of AT&T International Inc. (1986-1987) and Chairman of AT&T Information Systems Inc. (1985-1986) (subsidiaries). Director of Bristol-Myers Squibb Co.; the Federal Reserve Bank of New York; and PepsiCo, Inc. Chairman of The Business Council. Director of AT&T since 1984; Chairman of the Executive and Proxy Committees. Age 58.

M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of National Westminster Bancorp Inc.; Tenneco Inc.; and The Upjohn Company. Director of AT&T since 1987; member of the Corporate Public Policy Committee and the Committee on Employee Benefits. Age 54.

Walter Y. Elisha, Chairman since 1983 and Chief Executive Officer since 1981 of Springs Industries, Inc. (textile manufacturing). Director of Springs Industries, Inc.; and Cummins Engine Company, Inc. Director of AT&T since 1987; member of the Compensation and Finance Committees and the Committee on Directors. Age 61.

Philip M. Hawley, retired Chairman and Chief Executive Officer of Carter Hawley Hale Stores, Inc. (department stores) (1983-1993). Director of Atlantic Richfield Co.; BankAmerica Corp. and its subsidiary, Bank of America, N.T. & S.A.; Johnson & Johnson; and Weyerhaeuser Company. Director of AT&T since 1982; Chairman of the Compensation Committee; member of the Committee on Directors and the Committee on Employee Benefits. Age 68.


Carla A. Hills, Chairman and Chief Executive Officer of Hills & Company (international consultants) since 1993. United States Trade Representative, Executive Office of the President (1989-1993). Partner in Weil, Gotshal & Manges (law firm) (1986-1989). Director of American International Group; Bechtel Group and its subsidiary, Bechtel Enterprises; Chevron Corp.; Time Warner Inc.; and UAL Corp. Director of AT&T since 1993; member of the Audit and Corporate Public Policy Committees. Age 59.

Belton K. Johnson, former owner of Chaparrosa Ranch for more than 19 years. Chairman of Belton K. Johnson Interests since 1981. Director of Tenneco Inc. Director of AT&T since 1974; member of the Executive, Corporate Public Policy, and Proxy Committees, and the Committee on Employee Benefits. Age 64.


Drew Lewis, Chairman and Chief Executive Officer of Union Pacific Corp. (transportation and environmental services) since 1987. Director of American Express Co.; FPL Group, Inc.; Ford Motor Company; and Union Pacific Corp. Director of AT&T since 1989; member of the Audit and Corporate Public Policy Committees and the Committee on Directors. Age 62.

Donald F. McHenry, President of IRC Group (international relations consultants) since 1981; University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham Corp. Director of AT&T since 1986; Chairman of the Committee on Employee Benefits; member of the Finance Committee. Age 57.



Victor A. Pelson, Executive Vice President of AT&T and Chairman of the AT&T Global Operations Team since 1993; Group Executive, AT&T Communications Services (1989-1993); President, AT&T General Markets Group (1986-1989). Director of United Parcel Service of America, Inc. Director of AT&T since 1993. Age 56.



Donald S. Perkins, retired Chairman and Chief Executive Officer of Jewel Companies, Inc. (diversified retailer) (1970-1980). Director of Aon Corp.; Cummins Engine Company, Inc.; Illinois Power Co.; Inland Steel Industries; Kmart Corp.; Springs Industries, Inc.; and Time Warner Inc. Trustee of Northwestern University, the Putnam Funds, and LaSalle Street Fund. Director of AT&T since 1979; Chairman of the Committee on Directors; member of the Audit, Executive, Finance, and Proxy Committees. Age 66.


Henry B. Schacht, Chairman and Chief Executive Officer of Cummins Engine Company, Inc. since 1977. Director of CBS Inc.; The Chase Manhattan Corp. and its subsidiary, The Chase Manhattan Bank, N.A.; and Cummins Engine Company, Inc. Trustee of The Ford Foundation and The Yale Corporation. Director of AT&T since 1981; Chairman of the Corporate Public Policy Committee; member of the Audit Committee. Age 59.

Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). Director of Chemical Banking Corporation and its subsidiary, Chemical Bank; Orion Pictures Corporation; and Warner-Lambert Co. Director of AT&T since 1984; Chairman of the Audit Committee; member of the Compensation Committee. Age 62.

Franklin A. Thomas, President of The Ford Foundation since 1979. Director of Aluminum Company of America; CBS Inc.; Citicorp and its subsidiary, Citibank, N.A.; and Cummins Engine Company, Inc. Director of AT&T since 1988; member of the Audit and Corporate Public Policy Committees, and the Committee on Directors. Age 59.


Joseph D. Williams, retired Chairman and Chief Executive Officer of Warner-Lambert Co. (pharmaceuticals, health care, and consumer products) (1985-1991). Director of Exxon Corp.; J.C. Penney Co., Inc.; Rockefeller Financial Services, Inc.; Therapeutic Antibodies Inc.; Thrift Drug, Inc.; and Warner-Lambert Co. Director of AT&T since 1984; Chairman of the Finance Committee; member of the Executive and Compensation Committees. Age 67.


Thomas H. Wyman, Chairman of S.G. Warburg & Co. Inc. since 1992 and Vice Chairman of S.G. Warburg Group PLC (U.K.) since 1993 (investment banking). Chairman of United Biscuits (Holdings) U.S. Ltd. (food products) (1989-1992). William Donaldson Faculty Fellow, Yale University School of Organization and Management (1987-1988). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). Director of General Motors Corporation; Imperial Chemical Industries PLC (U.K.); S.G. Warburg Group PLC (U.K.) and S.G. Warburg & Co. Inc.; and United Biscuits (Holdings) PLC (U.K.). Director of AT&T since 1981; member of the Compensation and Finance Committees and the Committee on Directors. Age 64.

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information concerning the beneficial ownership of the Company's common stock as of January 1, 1994, for (a) each director and nominee for director; (b) each of the named officers (the "named officers" as defined in the Compensation Report, herein) not listed as a director; and (c) directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.


                                        Number of Shares
                             -----------------------------------------
                             Beneficially      Deferral
          Name                 Owned (1)       Plans (2)      Total
- ------------------------    ---------------   ----------    ---------
           (a)
Robert E. Allen                  575,927(3)     37,930        613,857
M. Kathryn Eickhoff                1,500           153          1,653
Walter Y. Elisha                   8,447           548          8,995
Philip M. Hawley                   1,000(4)        191          1,191
Carla A. Hills                       400           738          1,138
Belton K. Johnson                  5,016            79          5,095
Drew Lewis                         5,000            79          4,079
Donald F. McHenry                    622            79            701
Victor A. Pelson                 159,900(5)          0        159,900
Donald S. Perkins                  2,242(6)         79          2,321
Henry B. Schacht                   1,055           483          1,538
Michael I. Sovern                  1,200            79          1,279
Franklin A. Thomas                 1,057         1,153          2,210
Joseph D. Williams                13,000            79         13,079
Thomas H. Wyman                    1,000           263          1,263
           (b)
Robert M. Kavner                 169,113(7)      2,872        171,985
Alex J. Mandl                    113,737(8)      2,121        115,858
William B. Marx, Jr.             152,835(9)      2,121        154,956
Jerre L. Stead                   100,421(10)     7,557        107,978
           (c)
Directors and Executive
  Officers as a Group          2,911,866(11)    96,116      3,007,982


  Footnotes


1. No individual director and nominee for director or named officer beneficially owns 1% or more of the Company's outstanding common shares or the common shares of AT&T Capital Corporation, a majority-owned subsidiary of the Company, nor do the directors and executive officers as a group.



2. Share units held in deferred compensation accounts.



3. Includes beneficial ownership of 476,951 shares which may be acquired within 60 days pursuant to stock options and 36,000 restricted shares awarded under employee incentive compensation plans.



4. Mr. Hawley disclaims beneficial ownership of 433 common shares held by Mrs. Hawley.



5. Includes beneficial ownership of 147,136 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans. Mr. Pelson disclaims beneficial ownership of 725 common shares held in a trust of which Mrs. Pelson is a co-trustee and co-remainder beneficiary.



6. Mr. Perkins as an investment company trustee also has shared voting and investment power over 905,850 common shares.



7. Includes beneficial ownership of 139,359 shares which may be acquired within 60 days pursuant to stock options and 18,543 restricted shares awarded under employee incentive compensation plans.



8. Includes beneficial ownership of 106,685 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.



9. Includes beneficial ownership of 144,486 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.



10. Includes beneficial ownership of 82,910 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.



11. Includes beneficial ownership of 1,751,878 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans as well as 905,850 shares over which they have sole or shared voting and investment power as trustee.

RATIFICATION OF APPOINTMENT OF AUDITORS


(Item B on Proxy Card)
Subject to shareholder ratification, the board of directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand as the independent auditors to examine the Company's financial statements for the year 1994. Coopers & Lybrand has audited the Company's books for many years. Your directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the board upon recommendation of the Audit Committee.


Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.


For the year 1993, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries in connection with SEC filings, review of financial statements, and audits of pension plans.



DIRECTORS' PROPOSAL TO AUTHORIZE CHANGE IN THE CORPORATE NAME



(Item C on Proxy Card)
In January 1994, the board adopted, subject to shareholder approval, an amendment of the Company's Restated Certificate of Incorporation to change the name of the Company to "AT&T Corp." The current name of the Company is "American Telephone and Telegraph Company."

The Company adopted the name American Telephone and Telegraph more than a century ago. While over the years the name achieved a distinctive place in the annals of corporate America, it is also associated with old ways and outdated technologies.

Despite some feelings of nostalgia, the board believes it is appropriate at this time to adopt as the Company's name the initials AT&T by which the Company has increasingly been known in recent years.

Since the time of the divestiture of the Bell operating companies in 1984, the Company has devoted substantial resources to identifying itself in the public's mind as AT&T. On this the tenth anniversary of divestiture, the Company has been overwhelmingly successful in making AT&T one of the most readily recognized brand names in the U.S. Progress is being made to achieve a broad brand recognition outside the U.S. as well.

There will be relatively little cost associated with the change. Virtually no advertising will be required, for example, because advertising already carries the AT&T logo. The distinctive "T" ticker symbol will be kept, of course.

The new name--AT&T Corp.--will shed the dated imagery associated with the past. At the same time, it will further serve to identify the Company as what it is today--a forward-looking, high technology enterprise whose range of businesses, products, and services puts it on the leading edge of the information revolution.

The adoption of the proposed amendment of the Restated Certificate of Incorporation to change the corporate name will require the affirmative vote of the holders of a majority of the outstanding shares of common stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote.

Your directors recommend that shareholders vote FOR the adoption of the proposed amendment of the Company's Restated Certificate of Incorporation.

DIRECTORS' PROPOSAL TO APPROVE THE 1995 AT&T EMPLOYEE STOCK PURCHASE PLAN


(Item D on Proxy Card)
In January 1994, the board adopted, subject to shareholder approval, the 1995 AT&T Employee Stock Purchase Plan (the "Plan"). If approved by shareholders, the Plan provides eligible employees (defined below) with an opportunity to purchase AT&T common stock (the "Common Stock") through payroll deductions. The Plan is intended as an employment incentive and to encourage stock ownership in order to participate in the economic progress of the Company during the term of the Plan.



Shares Reserved for the Plan
The aggregate number of shares of Common Stock which may be purchased under the Plan shall not exceed 25 million, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Any such adjustment will be made by the board. Shares issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.


Eligible Participants
Employees of the Company or a subsidiary are eligible to participate, on a purely voluntary basis, in the Plan if they are employed:

(a) in the United States and are participants in the AT&T Management Pension Plan or


(b) outside the United States and are included in a group of employees designated by the Administrator (defined hereinafter) as being eligible for participation in the Plan.


Approximately 150,000 employees would have been eligible to participate as of January 1, 1994.

Material Features of the Plan
Until the Plan is terminated or the supply of shares reserved is exhausted, the Administrator may make such offerings as the Administrator determines appropriate. Each offering shall be for a limited period ending on such exercise dates as the Administrator determines. Each offering shall be for a period of not more than six months.



Each eligible employee on an exercise date shall be entitled to purchase whole shares of Common Stock at the purchase price equal to 85% of the average of the reported highest and lowest sale prices of shares of Common Stock on the New York Stock Exchange on each of the ten days immediately preceding the applicable exercise date. However, the purchase price shall not be less than the par value of the Common Stock.



Any eligible employee may participate in an offering by filing a stock purchase agreement (the "Stock Purchase Agreement") before an exercise date in accordance with rules and procedures established by the Administrator. Once an eligible employee has filed a Stock Purchase Agreement he or she will participate in the offering unless he or she is permitted to withdraw from the offering in accordance with rules and procedures established by the Administrator.



Payment for shares of Common Stock purchased under the Plan will be made by authorized payroll deductions from an eligible employee's Eligible Compensation. "Eligible Compensation" means an eligible employee's basic salary rate, lump sum merit awards, and incentive compensation payable from the Company or a subsidiary of the Company (a "Subsidiary"), but shall not include overtime, shift differentials, other premium pay, or awards under long- and short-term incentive plans for senior managers.



In his or her Stock Purchase Agreement, an eligible employee authorizes a deduction from his or her Eligible Compensation payable before the next exercise date. The maximum deduction is 10% of the Eligible Compensation and the minimum deduction is the amount necessary to purchase ten shares of Common Stock.

On each exercise date, the Company will use amounts deducted from the Eligible Compensation of each eligible employee to purchase the largest number of whole shares of Common Stock that can be purchased with the amount authorized by the eligible employee in his or her Stock Purchase Agreement for the purchase of Common Stock.



Any amount not used to purchase shares under the Plan shall be refunded to the eligible employee.



All funds received by the Company from the sale of Common Stock under the Plan may be used for any corporate purpose.



Tax Treatment
This Plan is not intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. Therefore, employees will be deemed to have received taxable compensation income on an exercise date equal to the excess of the fair market value of the shares on the exercise date over the purchase price. The Administrator shall establish procedures for the Company to satisfy any applicable tax withholding obligations relating to the taxable compensation income. The Company will be entitled to a deduction from income equal to the amount the employees are required to report as compensation income.



Plan Administration and Termination
Subject to the general control of, and superseding action by, the board, the Senior Vice President-Human Resources of the Company (the "Administrator") has full power to administer the Plan. The Administrator may delegate any or all of the administrative functions under the Plan to such individuals, committees, or entities as the Administrator considers appropriate. The Administrator may adopt rules and procedures not inconsistent with the provisions of the Plan for its administration. The Administrator may adopt the form of Stock Purchase Agreement and all notices required under the Plan. The Administrator's interpretation and construction of the Plan is, subject as aforesaid, final and conclusive.

The board may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the shareholders of AT&T, no amendment may increase the number of shares reserved for purchase, or reduce the purchase price per share, under the Plan other than as described above.


The board shall have the right to terminate the Plan or any offering at any time for any reason. Unless terminated earlier, the Plan shall continue in effect through December 31, 1999.



Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. The directors recommend that shareholders vote FOR the approval of the 1995 AT&T Employee Stock Purchase Plan.



DIRECTORS' PROPOSAL TO APPROVE THE 1994 EMPLOYEE STOCK PURCHASE PLAN FOR AT&T GLOBAL INFORMATION SOLUTIONS COMPANY



(Item E on Proxy Card)
In January 1994, the board adopted, subject to shareholder approval, the 1994 Employee Stock Purchase Plan (the "1994 Plan") for AT&T Global Information Solutions Company (formerly NCR Corporation, "Global Information Solutions"). Global Information Solutions has had a stock purchase plan in place for over 20 years. The 1994 Plan is similar to its current stock purchase plan, which was approved by AT&T's shareholders in 1992. That plan will terminate in July 1994 and will be replaced, if approved by AT&T shareholders, by the 1994 Plan.



Shares Reserved for the 1994 Plan
The 1994 Plan provides eligible employees of Global Information Solutions with a means to purchase, through payroll deductions, up to ten million shares of AT&T common stock (the "Common Stock") at a discount, subject to adjustments under certain circumstances such as stock splits, stock dividends, recapitalization or other changes in the outstanding Common Stock.

Eligible Participants
Full-time employees of Global Information Solutions (or a subsidiary designated by the Chief Executive Officer, President, or Secretary of Global Information Solutions) who have completed six months of continuous service and certain employees of Global Information Solutions who were formerly employed by AT&T or its subsidiaries for a continuous period of six months are eligible to participate, on a purely voluntary basis, in the 1994 Plan. Approximately 41,000 employees would have been eligible to participate as of January 1, 1994.



Material Features of the 1994 Plan
Twice a year, on August 1 and February 1 of each Plan year, an offering will commence and continue for a period of up to six months (an "Offering"), during which eligible employees may elect to purchase Common Stock through payroll deductions of up to 10% of compensation, which deductions are made commencing with the Offering and ending on the last day of such Offering (the "Purchase Period"). The purchase price per share of Common Stock will be 85% of the average of the reported highest and lowest sale prices of shares of Common Stock on the New York Stock Exchange on the last day of the Purchase Period on which sales of Common Stock were made on that exchange. Only whole shares may be purchased, and at any Offering, no more than 1,150 shares can be purchased by a participant, subject to certain limitations imposed by Federal tax laws.



A participant may withdraw from the 1994 Plan at any time and the entire amount credited to his or her account will be refunded. If a participant terminates employment, the entire amount credited to his or her account will be used to purchase shares of Common Stock on the last day of the Purchase Period unless the participant's termination of employment occurs at least three months prior to the end of the Purchase Period, in which event, the entire amount in his or her account will be refunded. The revocation of the designated subsidiary status of a Global Information Solutions subsidiary by which a participant is employed will cause the entire amount credited to the participant's account to be refunded to him or her.

All funds received by the Company from the sale of Common Stock under the 1994 Plan may be used for any corporate purpose.



Tax Treatment
The 1994 Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Code, an employee who elects to participate in an Offering under the 1994 Plan will not realize income at the time the Offering commences or when the shares purchased under the 1994 Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the Offering of such shares commences and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price or (ii) 15% of the fair market value of such shares at the time the Offering commenced. The employee's basis in the shares disposed of will be increased by an amount equal to the amount so includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of the disposition will be long-term capital gain or loss. In such event, Global Information Solutions (or the subsidiary by which the employee is employed) will not be entitled to any deduction from income.



If any employee disposes of the shares purchased under the 1994 Plan within such two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, Global Information Solutions (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.


An employee who is a nonresident of the United States will generally not be subject to a U.S. Federal income tax with respect to the shares of Common Stock purchased under the 1994 Plan.



Plan Administration and Termination
The 1994 Plan provides for administration of the Plan by the Secretary of Global Information Solutions. The board of directors of Global Information Solutions may terminate the 1994 Plan at any time and, with the approval of the Senior Vice President - Human Resources of AT&T, amend it in any respect, except that the approval of AT&T shareholders is required for any amendment to increase the number of shares available for purchase under the 1994 Plan or to decrease the purchase price. Unless earlier terminated, the 1994 Plan will continue in effect until December 31, 1999, except that if at the end of any Purchase Period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the Purchase Period will be proportionately reduced in order to eliminate the excess. The 1994 Plan would then automatically terminate after such Purchase Period. Upon expiration or termination of the 1994 Plan, any amount not applied toward the purchase of Common Stock will be refunded to the participant.



Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding Common Stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. The directors recommend that shareholders vote FOR the approval of the 1994 Employee Stock Purchase Plan for AT&T Global Information Solutions Company.



DIRECTORS' PROPOSAL TO APPROVE THE AT&T SHORT TERM INCENTIVE PLAN



(Item F on Proxy Card)
In January 1994, the board adopted, subject to shareholder approval, an amendment to the existing AT&T Short Term Incentive

Plan (the "Short Term Plan"). This amendment establishes an objective performance-based formula that effectively limits the awards to "covered employees" (as described herein) by setting the maximum awards payable under the Short Term Plan. This amendment is made desirable by the new Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") to ensure the Federal tax deductibility of all awards under the Short Term Plan. In addition, this amended Short Term Plan is being submitted for shareholder approval to comply with Section 162(m). If approved by shareholders, the Short Term Plan provides senior managers of the Company and its affiliates with incentive compensation based upon the level of achievement of financial and other performance criteria. The Short Term Plan will enhance the ability of the Company and its affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Material Features of the Short Term Plan

Eligible Participants
Senior managers (i.e., managers above "E" level) employed by the Company or any of its affiliates and in active service at such position during a performance year (i.e., the year in which an award is earned) shall be able to participate in the Short Term Plan (whether or not so employed or living at the date an award is made); provided that, except in the case of a manager promoted to senior manager, the manager has at least three months of active service at such level during the performance year (excluding any time the manager was absent and receiving disability benefits). A senior manager is not rendered ineligible to be a participant by reason of being a member of the board.


Awards Under the Short Term Plan
Awards will be made each calendar year with respect to the immediately preceding performance year. Awards shall be paid as soon as practicable after the performance year, except to the extent deferred pursuant to the AT&T Senior Management Incentive Award Deferral Plan.

The Compensation Committee shall approve target awards for each structure rate of management eligible for awards and establish financial and other performance criteria applicable to awards for such performance year.

Awards are based upon level of achievement of such performance criteria in addition to individual merit. Target awards serve as a guideline in making awards. Target awards shall be prorated for a particular performance year to account for: entrance to or exit from the level of senior manager; changes in structure rate; and receipt of disability benefits for more than three months during such performance year. Depending upon individual performance, an award may be more or less (including no award) than such target. Participants who are dismissed during or after a performance year are ineligible for an award.



In order to maintain a participant's rights in the event of a change in control (i.e., (a) a change in composition of the board such that at any time a majority of the board shall have been members of the board for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the period was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such period or (b) any person acquires 30% or more of the outstanding shares of the Company), the Compensation Committee may (i) provide for the acceleration of any time periods relating to realization of any award; (ii) make such adjustment to any target award to reflect such change in control; or (iii) cause the Company's obligation with respect to such target award to be assumed, or new obligations substituted therefor, by the acquiring or surviving corporation after such change in control.

Award Limitations to "Covered Employees"
Notwithstanding any other provision of the Short Term Plan to the contrary, the following provisions shall apply to any participant who is a "covered employee" within the meaning of Section 162(m) of the Code (i.e., the CEO and four most highly compensated officers of the Company, other than the CEO, as of the end of a performance year):

(a) The total of all awards payable to such participants who are "covered employees" shall not exceed 0.4% of the "Net Cash Provided by Operating Activities," as publicly disclosed in the Company's consolidated financial statements for such performance year, and the award to each participant with respect to such performance year shall not exceed such amount divided by the number of participants who are "covered employees" with respect to such performance year.

(b) The actual award to any participant under this provision will be determined by those Compensation Committee members who are "outside directors" (within the meaning of Section 162(m) of the Code), in their sole discretion, based on individual merit and financial and other performance criteria of the Company established by the Compensation Committee along with any adjustments (as described herein under "Plan Administration and Termination"). The award to any participant may be less than (including no award), but never more than, the amount determined under (a) above.

Other Provisions
No person shall have any claim to an award and there is no obligation for uniformity of treatment of participants. Awards may not be assigned or alienated.

Neither the Short Term Plan nor any action taken hereunder shall be construed as giving to any participant the right to be retained in the employ of the Company or any affiliate.



The Company or any affiliate shall have the right to deduct from any award any Federal, state or local taxes required with respect to such payment.

Awards will be included in the base for determining pensions, retirement and death related benefits under the AT&T Non-Qualified Pension Plan, the AT&T Mid-Career Pension Plan, and the AT&T Senior Management Long Term Disability and Survivor Protection Plan.

In the event an award is deferred under the AT&T Senior Management Incentive Award Deferral Plan, it will be reflected in the calculations of the above benefit plans as if paid as scheduled and not deferred.

A participant may designate a beneficiary or beneficiaries to receive all or part of an award made payable after such participant's death. Such beneficiary may be replaced or revoked by the participant at any time.

Plan Administration and Termination
Except as the Short Term Plan provides those members of the Compensation Committee who are "outside directors" with authority to grant awards to "covered employees," the Compensation Committee shall have full power to administer and interpret the Short Term Plan and to establish rules for its administration subject to resolutions, not inconsistent with the Short Term Plan, as may be adopted by the board. The Compensation Committee shall also have the authority to adjust awards to reflect unanticipated extraordinary major business developments, changes in the number of outstanding shares, and corporate reorganization during a performance year. In making any determinations under or referred to in the Short Term Plan, the Compensation Committee shall be entitled to rely on opinions, reports, or statements of officers or employees of the Company and its affiliates and of counsel, public accountants, and other professional or expert persons.

The Short Term Plan shall be governed by the laws of the State of New York and applicable Federal law.


The board may modify or terminate the Short Term Plan at any time, effective at such date as the board may determine. The Senior Vice President - Human Resources (or any successor) with the concurrence of the General Counsel, or the Vice President - Law for

Corporate Matters, of the Company (or any successor to either of such officer's responsibilities), shall be authorized to make minor or administrative changes or changes required by or made desirable by government regulation.

Adoption of this proposal requires an affirmative vote by the holders of a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. The directors recommend that shareholders vote FOR the approval of the AT&T Short Term Incentive Plan, as amended.



SHAREHOLDER PROPOSALS
AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful attention.



Proponents of six shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings and addresses of the proponents and co-sponsors (if applicable) is available upon request from the Corporate Secretary's Department, Shareowner Relations, at 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412. The proposals and supporting statements are quoted below. The board has concluded it cannot support these proposals for the reasons given.



Shareholder Proposal 1:



Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has submitted the following proposal:



"RESOLVED: That the shareholders recommend that the Board take the necessary step that AT&T specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.

"REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management. Last year the owners of 87,283,144 shares, representing approximately 10.3% of shares voting, voted FOR this proposal.

"If you AGREE, please mark your proxy FOR this proposal."

Your directors recommend a vote against this proposal. Last year this proposal was opposed by more than 763 million shares, nearly 90% of the shares voted. In a following section of this proxy statement the Compensation Committee of the board of directors reports on the Company's executive compensation policies and there is detailed information about the remuneration of the six most highly compensated executive officers. AT&T generally does not have contractual employment arrangements with its executive officers; however, in the occasional instance when such an arrangement arises, it is disclosed whenever required by Securities and Exchange Commission rules. In our view, going beyond the level of detail already furnished would not add meaningful information for shareholders assessing AT&T's compensation program and its effectiveness in responding to the competitive environment in which the Company operates. Therefore, your directors again recommend that shareholders vote AGAINST this proposal.

Shareholder Proposal 2:

The National Council of the Churches of Christ in the USA, 475 Riverside Drive, Fifth Floor, New York, NY 10115-0050, has submitted the following proposal:

"WHEREAS WE BELIEVE:



"The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

"Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

"Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

"AND WHEREAS:

"The Coalition for Environmentally Responsible Economies (CERES)--which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts--consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles--including the Sun Company, a Fortune-500 company--to demonstrate their commitment to public environmental accountability.


"In endorsing the CERES Principles, a company commits to work toward:
1. Protection of the biosphere
2. Sustainable use of natural resources
3. Waste reduction & disposal
4. Energy conservation
5. Risk reduction
6. Safe products and services
7. Environmental restoration
8. Informing the public
9. Management commitment
10. Audits and reports

"The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston MA 02110, tel:
617/451-0927.

"Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.

"We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

"RESOLVED: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

                            "SUPPORTING STATEMENT

"We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

"We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact."

Your directors recommend a vote against this proposal. AT&T shares the proponent's abiding concern for a healthy planet and is working toward the environmental goals the proponent espouses. Indeed, we are committed to be a global leader in the way we treat the environment.

AT&T has historically demonstrated this commitment with aggressive programs to prevent pollution, reduce waste, promote recycling, and increase our purchases of recycled paper and other materials. These programs have won a Presidential citation and have received favorable recognition from government, industry, and environmentalists.

In early 1993, we eliminated virtually all emissions of ozone-depleting substances--including CFCs--from consumer and business products manufacturing, two and a half years ahead of a worldwide ban. We converted leased telephone billing for customers to recycled paper, over 150 million bill pages plus envelopes annually. We had already converted our annual report and proxy statement, all our direct mail materials, and selected business-customer billing to recycled paper.

Also in 1993, the AT&T Foundation committed up to $1 million to advance industrial ecology, an emerging concept that incorporates environmental considerations into product-design and manufacturing processes. Fellowships at six universities were awarded under this program.

Your Company is fully committed to sound environmental performance and agrees that responsible implementation increases long-term shareholder value. Many organizations, including government agencies, trade associations, and privately and publicly funded groups advance the same ultimate goal, but each with its own focus or set of priorities to which they would ask us to adhere. Your directors do not think it is in the Company's interest to endorse this set of principles.

Last year this proposal was opposed by more than 93% of the shares voting. Your directors again recommend that shareholders vote AGAINST this proposal.

Shareholder Proposal 3:

The Grey Nuns of the Sacred Heart, Quarry Road, Yardley, PA 19067, has submitted the following proposal:

"WHEREAS international trade has a significant impact on the environment and on people's ability to meet basic needs;

"WHEREAS the socially-concerned proponents of this resolution have pursued implementation of environmental standards and socially responsible conduct in the maquiladora workplace for more than five years and firmly believe there is a need for strict, enforceable standards of conduct for corporations operating in Canada, Mexico and the United States.

"WHEREAS in past years, over twenty U.S. corporations have been urged to adopt standards of conduct relative to their maquiladora operations in Mexico. These standards address:

* Responsible practices for handling hazardous wastes and protecting the environment: Corporations must be guided by the principle that they will follow regulations setting forth high standards of environmental protection and secure the best possible protection of the environment.

* Health and safety practices: Corporations must be guided by the principle that they will follow regulations setting forth high standards of occupational safety and health.

* Fair employment practices and standard of living: Corporations must respect workers' basic rights and human dignity.

* Community impact: Corporations must recognize social responsibility to communities in which they locate facilities and promote community economic development and improvements in quality of life.


"WHEREAS the United Nations Declaration of Human Rights states everyone has the right to 'just and favorable conditions of work,' 'protection against unemployment,' 'equal pay for equal work,' 'just and favorable remuneration ensuring...an existence worthy of human dignity,' and 'join trade unions,' (Article 23) 'rest and leisure, including reasonable limitation of working hours,' (Article 24) 'a standard of living adequate for health and well being.' (Article 25)

"WHEREAS debate in the U.S., Canada, and Mexico about the North American Free Trade Agreement (NAFTA) exposed major problems with the maquiladora industry. These include severe environmental problems resulting from corporate irresponsibility, major workplace hazards and wages at such low levels as to be inadequate to feed an employee's family. U.S. officials responded by drafting side agreements on labor and the environment. We urge official corporate policy to correct past problems and chart a new course for the future.

"THEREFORE BE IT RESOLVED the shareholders request the Board of Directors to institute as official corporate policy that as our company continues or expands its business in Mexico, it will evaluate the environmental and human rights context in which we operate. The policy should include:

1. Prepare a publicly available plan explaining how we will improve work conditions, health benefits, vocational training and salaries to economically and socially responsible levels.

2. Disclose policies to prevent environmental harm, repair damaged environment where corporate practices may have caused destruction and prevent cross border dumping of toxic wastes.

3. Publish plans and progress in supporting infrastructure needs and community economic development.

4. Support the establishment of a council, with equal representation from Canada, Mexico, and the United States, to monitor progress in raising the standards of labor, health and environmental to meet goals for sustainable economic development."

Your directors recommend a vote against this proposal. AT&T is committed to a set of values applicable worldwide to its operations and the conduct of its employees. They include practicing fair employment, providing a safe workplace, protecting the environment, and being responsible corporate citizens in the communities in all countries where we have facilities. The values are reflected in AT&T's international human resource policy. (For a copy of the policy, write to AT&T Shareowner Relations, 32 Avenue of the Americas, Room 2420E, New York, NY 10013-2412.)

It is the Company's policy to provide fair, market-based compensation and benefit packages, safe and healthy workplaces, and a high quality of work life for all our workers and to promote protection of the environment where our employees live and work. We support these efforts through Company practices and good faith bargaining with certified employee representatives over terms and conditions, in accordance with applicable labor laws.

AT&T's environmental, safety and health programs in Mexico focus on compliance with applicable law and on the development and use of practices which protect the environment, our employees, and the community. For example, AT&T's Matamoros and Monterrey plants have already eliminated all emissions of chlorofluorocarbons (CFCs) from their manufacturing operations, well ahead of the 1994 corporate goal. Our plants in Guadalajara and Reynosa were designed to avoid the use of CFCs in their manufacturing operations. All hazardous wastes from our Mexico operations are transported to the U.S., where they are recycled or disposed of in a safe manner. AT&T Matamoros is currently installing a wastewater treatment facility, conducts a hazardous chemical awareness program, and has employee participation in quality improvement teams on safety and the environment.


Company equipment and processes in Mexico are comparable to those in the U.S., including careful chemical handling and storage, good process design and operation, and engineering controls where necessary. As required by law in Mexico, safety committees comprising union, management, production, and medical department representatives have been established at our manufacturing plants. The duties of the safety committees include safety inspections and monthly meetings.

In summary, AT&T's programs in Mexico reflect the commitment to our Company's worldwide values. In our view, AT&T is already addressing the concerns expressed by the proponents. Therefore, your directors recommend that shareholders vote AGAINST this proposal.

Shareholder Proposal 4:

Murray and Beatrice M. Katz, 11435 Monterrey Drive, Silver Spring, MD 20902, have submitted the following proposal:

"RESOLVED: That the shareholders of AT&T recommend that the Board of Directors institute a salary and compensation ceiling such that as to future employment contracts, no senior executive or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States," that is, no more than $400,000.

"REASONS: There is no corporation which exceeds the size and complexity of the United States government of which the President is the chief executive officer. Even most government agencies exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States receives a salary of $200,000; even agency heads and members of Congress are paid only somewhat more than $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

"The duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job). While the President has many valuable compensations which may exceed those of company executives, we use the salary of the President only as a reference point for shareholders to consider as they evaluate this resolution.


"Officers and directors of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, they give the appearance that they run the corporations primarily for their benefit and incidentally for the shareholders. The Board of Directors, a closed group which perpetuates itself, determines who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. Directors and officers can run the corporation as if it were their property. Thus, officers may drain away millions of dollars in salary, stock options and other compensation. When the recommended ceiling on salary and compensation is exceeded, it demonstrates an expression of greed and abuse of power.

"Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In many corporations, compensation increases even as profits fall. High compensation need not serve as an incentive for a better run or more profitable corporation. There is no shortage of qualified people who could do as good a job as the incumbent officers of the Corporation and would have no hesitation serving within the aforementioned pay ceiling.

"Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

"If you AGREE, please mark your proxy FOR this resolution."
Your directors recommend a vote against this proposal. AT&T is committed to both rigorous cost control and to appropriately compensating its senior executive officers and directors.


As discussed in the Board Compensation Committee Report on Executive Compensation (included in the following section of this proxy statement), the Company's compensation programs are designed to link compensation to Company performance, to enhance shareowner value, and to retain the valuable talent necessary to ensure continued Company success. The board of directors and the Compensation Committee of the board must consider compensation within the context of the highly competitive market environment that characterizes the private corporate sector. The private sector values the services of certain people at a level in excess of that allowed by this proposal. Imposition of an arbitrary below-market ceiling on the total compensation of senior executives and directors, as suggested by this proposal, would, in the opinion of the board, preclude the Company from attracting and retaining its senior management and board of directors and, as a result, would have an adverse impact on the quality of leadership, the Company's operations and, ultimately, on shareowner value.

For all these reasons the board of directors is of the opinion that limiting the total compensation of Company senior executives and directors to $400,000 is without merit. Therefore, your directors recommend that shareholders vote AGAINST this proposal.

Shareholder Proposal 5:

Mark Seidenberg, 66A N. Bedford Street, Arlington, VA 22201, has submitted the following proposal:

"The stockowners hereby recommend that the Board of Directors adopt the following policies for all dealings with China and the former Soviet Union:

"1. Goods or services produced in whole or part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, affiliates, or joint ventures. A suitable certificate of origin shall be required.

"2. Goods provided by the corporation, its subsidiaries, affiliates, or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

"3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.

"4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.


"For purposes of this resolution, the term 'former Soviet Union' shall mean the countries of, and any combination thereof, Russia, Ukraine, Kazakhstan, Georgia, Armenia, Azerbaijan, Uzbekistan, Belarus (Byelorussia), Kyrgyzstan (Kirghizia), Moldova (Moldavia), Tajikistan (Tadzhikistan), and Turkmenistan (Turkmenia).

"SUPPORTING STATEMENT:

"Slave and forced labor is utterly repugnant to Americans. Our Civil War resulted in outlawing this heinous practice. A statute forbids importing any goods made in whole or part by forced labor.

"Nevertheless, slave and forced labor are widespread in China and the former Soviet Union. China's laogai camps and factories include about 20,000,000 slave and forced laborers, and the gulags of the former Soviet Union have about 4,000,000.

"These slave and forced labor facilities produce a wide range of products, including sophisticated machinery and electronics, and much of it is intended for export.

"AT&T has multi-billion dollar deals with China and the former Soviet Union. In China, numerous telephones and answering machines (including the 'Mickey Mouse' phone model) are produced for AT&T sale in the United States. AT&T provides telephone switching gear to China and intends to produce optical fibers there. For the former Soviet Union, AT&T expects to sell sophisticated communications gear to Russia, Ukraine, and Kazakhstan, and contemplates the manufacture of goods inside Russia.

"AT&T should not support the slave and forced labor system in either country. It should have explicit policies in place and specific provisions in all contracts with those countries to prevent AT&T from being tainted with the blood, sweat, and tears of the largest remaining slave and forced labor forces in the world.

"U.S. law does not cover the activities of AT&T overseas for use or sale overseas. It only covers imports of slave-made goods into the United States.


"If you can imagine any convincing argument against this policy, I can't. But, believe me, AT&T's board will think of something. I urge you to read the board's position and decide for yourself."
Your directors recommend a vote against this proposal. The proponent has crafted the proposal so that it might lead shareowners to believe that AT&T uses prison or slave labor in its operations in China or in the countries of the former Soviet Union. AT&T does not, and does not intend to, use prison or slave labor in its operations.

Many of the products AT&T provides to these countries are manufactured elsewhere. Where the products are manufactured or assembled in these countries, the operations are conducted in facilities that are managed by, or have been inspected by, the Company. In our view, the principles cited in the proposal are already addressed by current Company practices and policies. In addition, U.S. government policies and oversight activities are directed more generally to improving the human rights practices of these countries.

We are convinced that, in the long run, the kinds of products and services available from AT&T are important vehicles for opening the doors of communication and improving living and working conditions throughout the world.

Based on the information provided above, we believe the proposal has no useful bearing on the Company's business. Therefore, your directors recommend that shareholders vote AGAINST this proposal.

Shareholder Proposal 6:

James E. Irvine, Vice President of CWA Communications and Technologies, 501 Third Street, N.W., Washington, DC 20001-2797, has submitted the following proposal.

"WHEREAS the crisis in U.S. health care costs had led to a national public policy debate, and to legislative proposals, including the American Health Security Act (S. 491 and H.R. 1200) and the proposal of the Clinton Administration, which may significantly alter the regulatory environment with which the Company must deal; and

"WHEREAS it appears that health care reforms, if implemented, could result in significant cost savings which could assist the Company in improving profits, maintaining competitiveness, improving labor-management relations, and enhancing shareholder value;

"THEREFORE BE IT RESOLVED:


That the shareholders of American Telephone & Telegraph Co. ('Company') request that the Board of Directors establish a Committee composed of four members of the Board, in order to evaluate the impact of various health care proposals on the

Company, including the American Health Care Security Act and the proposal of the Clinton Administration and to prepare a report of its findings, for the purposes of: (1) providing advice and information to the Board concerning strategic decisions, or other major policy decisions, that may be necessary to achieve significant cost savings in a reformed regulatory environment; and
(2) providing information to shareholders, who may request copies of the report, so that they may evaluate the potential impact of health care reform on the Company in making decisions to buy, sell or hold the Company's securities.

"STATEMENT OF SUPPORT

"The Company faces a unique opportunity to accrue significant costs savings, maintain competitiveness, improve labor-management relations, and enhance shareholder value.

"For example, in the Clinton Administration's materials concerning the economic effects of health care reform, which were reprinted by BNA's Health Care Policy Report on October 11, 1993, it is declared:

'the rising cost of health care is a hidden tax on employers--hurting business, depressing wages, limiting job creation and threatening our competitiveness. The bottom line is this: health care reform will lower business costs, raise wages, and increase opportunities for workers.'

"According to the Administration materials reprinted by BNA, 'Businesses that currently provide insurance pay more than true cost since providers overcharge them to make up for care to the uninsured.' In addition the materials state that savings would be achieved by eliminating the cost of an estimated 20 million '"free riders"' who 'are insured through a spouse's policy.' In addition the Washington Post has reported (September 25, 1993) that companies could save an estimated $4.5 to $5 billion a year under the Clinton health plan, because it calls for government, rather than corporations, to pay the health care costs of those who retire before the age of 65.


"Under these circumstances, the Company will benefit from a thorough review of the health care reform options in order to ensure that it avails itself of every opportunity to achieve costs savings that could improve the Company's profits, maintain competitiveness, improve labor-management relations, and enhance shareholder value.

"For the reasons stated above, we urge you to vote YES on this proposal."

Your directors recommend that shareholders vote against this proposal. The Administration and a number of members of Congress have introduced bills that seek to address the complex issue of health care reform. Preparing reports on such bills--which would likely change even as the reports were being done--would, in our view, be an unnecessary and inappropriate use of corporate resources.

At the same time, we recognize our responsibility to our shareowners to manage the business prudently, including the provision of health care benefits that make the Company an attractive place to work for qualified employees committed to the Company's goals. In recognition of the importance of having good benefits for employees while controlling costs for shareowners, the AT&T board of directors already has in place a Committee on Employee Benefits that is charged with keeping informed about all employee benefit plans.

There is as yet no national consensus on how best to achieve the goal of health care reform and it is far too early to do a report or predict the final outcome of legislation. However, the Administration has made it clear that it is interested in constructive dialogue about how best to attain its goals. AT&T intends to participate in the national dialogue as various provisions of the bills evolve, and to contribute insight about its experience in managing the quality and cost of health care coverage for employees.

We believe we are already addressing the matter of pending health care reform in a constructive manner that considers both shareowners and employees. Therefore, your directors recommend that shareholders vote AGAINST this proposal.
                                          41

Approval of the preceding shareholder proposals would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.


SUBMISSION OF SHAREHOLDER PROPOSALS
Proposals intended for inclusion in next year's proxy statement should be sent to the Vice President - Law and Secretary of the Company at 32 Avenue of the Americas, New York, NY 10013-2412, and must be received by November 1, 1994.

OTHER MATTERS TO COME BEFORE THE MEETING

In addition to the matters described above, there will be an address by the Chairman and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

If any matter not described herein should come before the meeting, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee is composed of five independent non-employee directors. The committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the full board (other than directors who are employees) is responsible for setting and administering salaries and the annual bonus for the officers listed on page 48 (the "named officers") based upon recommendations of the committee. The following report represents the actions of the committee and the board regarding compensation paid to the named officers during 1993.

Compensation Philosophy
The Company's compensation programs are designed to link executives' compensation to the performance of the Company. For example, the Chairman's annual bonus and long-term awards are performance driven incentives and account for 73% of his total compensation structure. The other named officers have approximately 60% of their total compensation at risk in performance driven incentive plans. We target executive competitive compensation levels at the mean of a select group of large, market-focused, progressive companies with whom we compete for senior executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns.Thus, the comparable companies for purposes of executive compensation are not the same as the peer group index used in the Five-Year Performance Comparison graph included in this proxy statement.



The target executive compensation levels determined with reference to the comparable market survey sample described above require that the compensation paid to the Company's top five officers exceed the qualifying compensation limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended; therefore the Company has taken steps to mitigate the negative impact of this IRS provision on the shareowners. For example, our long-term incentive plan already qualifies for exemption as a shareholder approved performance driven plan, and we have a salary and incentive deferral plan in place.



The committee has developed executive compensation governing principles that provide guidance to the design and operation of the senior management compensation plans. These principles address key areas of AT&T senior executive compensation policy such as the identification of the markets to be surveyed, and the flexibility of the compensation programs to attract strategic executive hires to address global markets.



The committee has also developed governing principles for review of officer performance. This guideline ensures that a process is in place that links executive officer compensation to corporate performance levels. This review process identifies the necessary steps to design, approve, and implement the AT&T senior executive compensation programs.

The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below.

(1) Annual Component: Base Salary and Annual Bonus


Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. Annually, these position rates are determined by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non-financial results (e.g., recognition within respective industries) of their business units are also considered.


The committee determines the salary recommendation for the named officers. While there are no individual performance matrices or pre-established weightings given to each factor, these salary recommendations are based on performance criteria such as:


* financial performance with a balance between long- and short-term earnings and revenue growth,


* long-term strategic decisions,


* initiatives to globalize the Company,



* development of the leadership team,



* response to a rapidly changing competitive environment, and



* relative position to salary structure.



Annual Bonus: The annual bonus for the Chairman and the named officers is dependent on the Company's performance relative to pre-set financial, employee, customer, and individual performance targets. The financial target is based on Economic Value Added ("EVA"), which measures the return on investment that enhances shareholder value. Employee satisfaction results are measured by an index called People Value Added ("PVA"). Components of this measurement are derived from an annual employee survey that measures employee perceptions of executive behavior such as: sharing roles and responsibilities, leadership, empowerment, and respect for individuals. The customer measure is Customer Value Added ("CVA") and it measures the relative value that customers perceive when our products are compared with those of our competitors. Targets for these measures were reviewed and approved by the committee. Payments under the Company's annual incentive plan are tied to the Company's level of achievement of the annual EVA, PVA, and CVA targets which comprise approximately 80% of the annual bonus. Individual performance awards are based on individual achievement considering the same factors as those used for base salary and comprise approximately 20% of the annual bonus. Award targets are related to survey results of comparable companies and are based on a percent of base salary. Actual awards to individuals are reviewed by the committee and recommended to the board for approval.


(2) Long-Term Component: Performance Shares, Stock Options, and Restricted
Stock


To align shareholder and executive officer interests, the long-term component of the Company's executive compensation program uses grants whose value is related to the value of Company common shares. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis. The size of annual performance share and stock option award levels are related to survey results of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareowner value and the attainment of long-term goals.



Performance Shares: Performance shares, which are awards of units equivalent in value to AT&T common shares, are awarded annually in numbers based on an executive's position rate. Payout of 0% to 150% of such performance shares is made in the form of cash and/or AT&T common shares at the end of a three-year performance period based on the Company's return-to-equity ("RTE") performance compared with a target.


Stock Options: Stock options are granted annually to executive officers also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common shares on the day of grant. Stock options are exercisable between one and ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Company common shares occurs over a specified number of years.

Restricted Stock: Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.


CEO Compensation
During 1993, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1993 performance was reviewed by the committee which made recommendations to the board concerning the annual component (base salary and annual bonus) and approved the long-term component (performance shares, stock options, and restricted stock) of his compensation. These actions were predicated on the considerations discussed below.



A substantial portion of Mr. Allen's short-term incentive compensation is based on measurements of success with our three key stakeholders:
shareholders, customers and employees.

The shareholder element was measured by success relative to an EVA target for the year of $2 billion. Final results for 1993 indicate that this target was exceeded. The 1993 employee survey results for PVA measurement targets were met: significant improvements were realized in areas of leadership, empowerment, and respect for individuals. During 1993, the CVA target of making significant progress in implementing a Company-wide customer satisfaction measurement program was also met. This work will continue in 1994.



An AT&T performance share payout was made in 1993 based on an aggressive average RTE target for the performance period from 1990 to 1992. The actual average return achieved was 91.4% of the targeted RTE target and these results yielded a payout of 68.7% of the performance shares awarded to Mr. Allen at the beginning of 1990.



In addition to leading the Company through a financially successful year and achieving his employee and customer satisfaction targets, Mr. Allen strengthened the Company's global position through new hires from outside AT&T, key alliances, and the implementation of a global management model incorporating a shared management accountability concept. The merger with McCaw now in progress was widely recognized as a bold step in positioning the Company in one of the fastest growing areas of the telecommunications business. Moreover, the Company together with its unions adopted the "Workplace of the Future" program which increases employee participation and involvement in the operation of our business units. The program is considered a model of labor-management cooperation. In these and other initiatives, Mr. Allen continues to strengthen the confidence and dedication of employees and to position the Company to share in the future growth of our industry.


The Compensation Committee


Philip M. Hawley, Chairman
Walter Y. Elisha
Michael I. Sovern
Joseph D. Williams
Thomas H. Wyman

                          SUMMARY COMPENSATION TABLE

                                        Annual Compensation (2)                Long-Term Compensation (2)
                                   ---------------------------------    -----------------------------------------
                                                                                  Awards                Payouts
                                                                       ---------------------------    -----------
                                                            Other
                                                            Annual       Restricted                                   All Other
                                                           Compen-         Stock                          LTIP         Compen-
Name and                            Salary      Bonus     sation (3)    Award(s) (4)     Options/     Payouts (5)     sation(6)
Principal Position (1)     Year       ($)        ($)         ($)            ($)          SARs (#)         ($)            ($)
- -------------------------     --    --------    -------   ----------    ------------   -----------    -----------    ------------


Robert E. Allen            1993   1,032,000  1,356,700     128,082            0           72,854       1,348,458       118,166
  Chairman of the Board    1992     983,000  1,155,700     119,785            0           72,854       1,190,226        79,941
  and CEO                  1991     945,000  1,116,200          --            0          312,526(7)      637,964            --

Victor A. Pelson
  Executive Vice
  President -- AT&T and    1993     606,334    489,600      60,601            0           34,629         226,726        56,422
  Chairman of the Global   1992     541,000    441,200      49,008            0           30,220         262,360        34,425
  Operations Team          1991     454,750    360,600          --            0          200,970(7)      191,902            --

Jerre L. Stead (8)
  Executive Vice
  President -- AT&T and    1993     578,000    466,000     209,985            0           30,220         294,631        86,795
  CEO of Global            1992          --         --          --           --               --              --            --
  Information Solutions    1991          --         --          --           --               --              --            --

Robert M. Kavner
  Executive Vice
  President -- AT&T and    1993     550,000    480,800      66,917            0           30,220         192,325        45,359
  CEO of Multimedia        1992     504,000    388,200      54,713            0           28,654         222,363        27,838
  Products & Services      1991     426,250    325,900          --            0          199,589(7)      173,236            --

Alex J. Mandl (9)
  Executive Vice                                                                                                        45,347
  President -- AT&T and    1993     554,167    442,900      43,036            0           30,220         226,726         7,607
  CEO of Communications    1992     492,000    344,100     148,813            0           23,318         260,043            --
  Services                 1991     187,500    337,900          --            0          246,987(7)            0

William B. Marx, Jr.
  Executive Vice President
  -- AT&T and CEO of
  Network 1993 Systems  545,000    452,067      51,043           0       30,220          226,725          51,378
                           1992     507,000    397,100      44,780            0           30,220         262,360        28,141
                           1991     420,000    350,400          --            0          200,970(7)      107,898            --




                                      48



Footnotes


1. Includes Chairman of the Board and Chief Executive Officer and the five other most highly compensated executive officers as measured by salary and bonus.



2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.



3. Includes (a) payments of above-market interest on deferred compensation, (b) dividend equivalents paid with respect to long-term performance shares prior to end of three-year performance period, or other earnings on long- term incentive compensation paid during the year, (c) tax payment reimbursements, and (d) the value of personal benefits and perquisites (Mr. Mandl had personal benefits and perquisites in 1992 of $84,043). No disclosure is required in this column for fiscal years ended before December 15, 1992.



4. On December 31, 1993, the number and value of all outstanding grants of restricted stock held by named officers were as follows: Mr. Allen 36,000/$1,890,000 and Mr. Kavner 18,543/$973,508.



5. Includes distribution in 1993 to Messrs. Allen, Pelson, Stead, Kavner, Mandl, and Marx of performance shares whose three-year performance period ended December 31, 1992. The value of 12,000 AT&T Restricted Shares which vested in 1993 is also reflected in Mr. Allen's payout for that year.



6. In 1993, includes (a) Company contributions to savings plans (Mr. Allen $9,434; Mr. Pelson $9,120; Mr. Stead
$9,434; Mr. Kavner $9,434; Mr. Mandl $9,434 and Mr. Marx $9,434), (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis (Mr. Allen $78,692; Mr. Pelson $34,986; Mr. Stead $43,361; Mr. Kavner $25,066; Mr. Mandl
$35,913 and Mr. Marx $30,958), (c) payments equal to lost Company savings match caused by IRS limitations (Mr.
Allen $30,040; Mr. Pelson $12,316; Mr. Kavner $10,859, and Mr. Marx $10,986) and (d) a $34,000 deferred hiring bonus for Mr. Stead. No disclosure is required in this column for fiscal years ended before December 15, 1992.



7. In 1991, from 61% to 88% of the stock option grants to the named officers reflect special grants.
Twenty-five percent of the special grants were made with an exercise price equal to the fair market value of a share at grant ($38.6875 per share), 25% with an exercise price equal to the fair market value of a share plus
20% ($46.4250 per share), 25% with an exercise price equal to the fair market value of a share plus 30%
($50.2938 per share), and the remaining 25% with an exercise price equal to the fair market value of a share plus 50% ($58.0313 per share).



8. Mr. Stead became an executive officer of the Company in 1993; therefore his compensation for 1991 and 1992 is not required to be disclosed.



9. Mr. Mandl was hired by the Company and became an executive officer of the Company in August 1991. The compensation disclosed for 1991 relates only to a partial year.


                            OPTION GRANTS IN 1993

                                            Individual Grants
                        ------------------------------------------------------------
                                                                            Grant
                                      % of Total                             Date
                         Options        Options    Exercise                Present
                       Granted (1)    Granted to     Price   Expiration   Value (2)
Name                       (#)         Employees    ($/Sh)      Date         ($)
- -------------------    -----------   -----------     ------    --------   ---------
Robert E. Allen          72,854           1.5       50.8125    1-5-03      852,392
Victor A. Pelson         30,220           0.7       50.8125    1-5-03      353,574
                          4,409                     63.7500    8-2-03       61,770
Jerre L. Stead           25,970           0.6       50.8125    1-5-03      303,849
                          4,250                     56.1250    5-2-03       53,508
Robert M. Kavner         30,220           0.6       50.8125    1-5-03      353,574
Alex J. Mandl            25,880                     50.8125    1-5-03      302,796
                          4,340           0.6       63.7500    8-2-03       60,803
William B. Marx,
  Jr.                    30,220           0.6       50.8125    1-5-03      353,574



Footnotes

1. Options become exercisable one year after the grant date.


2. In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: for all grants the option term is assumed to be seven years; for options with an exercise price of $50.8125 the assumptions were volatility at .1963, dividend yield at 3.41% and interest rate at 6.64%; for options with an exercise price of $63.75 the assumptions were volatility at .1921, dividend yield at 3.14% and interest rate at
5.60%; and for options with an exercise price at $56.125 the assumptions were volatility at .1939, dividend yield at 3.26% and interest rate at 5.86%. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period.


                       AGGREGATED OPTION/SAR EXERCISES
                         IN 1993 AND YEAR-END VALUES

                                                                                          Value of
                                                                     Unexercised        In-the-Money
                                                                     Options/SARs       Options/SARs
                                                                   at Year End (#)    at Year End ($)
                                                                    ---------------   ----------------
                           Shares Acquired                           Exercisable/       Exercisable/
Name                       on Exercise (#)   Value Realized ($)     Unexercisable      Unexercisable
- -----------------------    ---------------   ------------------     ---------------   ----------------
Robert E. Allen                     0                    0              404,097/          7,760,254/
                                                                        260,354             640,516
Victor A. Pelson               32,280              869,295              116,916/          1,699,086/
                                                                        165,879             413,299
Jerre L. Stead                      0                    0               56,940/            778,368/
                                                                         30,220              43,824
Robert M. Kavner               33,812              987,511              109,391/          1,573,209/
                                                                        161,470             413,299
Alex J. Mandl                       0                    0               80,805/          1,094,675/
                                                                        219,720           1,408,155
William B. Marx, Jr.           36,370              999,076              114,266/          1,653,042/
                                                                        161,470             413,299


                  LONG-TERM INCENTIVE PLANS--AWARDS IN 1993

                                                             Estimated Future Payouts
                                                               of Performance Shares
                                        Performance            Under Non-Stock Price
                           Number of    Period Until              Based Plan (1)
                                                        -----------------------------------
                         Performance     Maturation     Threshold     Target      Maximum
Name                        Shares       or Payout         (#)          (#)         (#)
- -----------------------    ---------    ------------   ----------    --------     ----------
Robert E. Allen             21,114       1993-1995        5,279       21,114       31,671
Victor A. Pelson            10,047       1993-1995        2,512       10,047       15,071
Jerre L. Stead               8,783       1993-1995        2,196        8,783       13,175
Robert M. Kavner             8,783       1993-1995        2,196        8,783       13,175
Alex J. Mandl                8,783       1993-1995        2,196        8,783       13,175
William B. Marx, Jr.         8,783       1993-1995        2,196        8,783       13,175



Footnotes


1. Payout of awards is tied to achieving specified levels of return-to-equity ("RTE"). The target amount will be earned if 100% of the targeted RTE rate is achieved. The threshold amount will be earned at the achievement of 77% of the targeted RTE rate and the maximum award amount will be earned at achieving 113% of the targeted
RTE rate. If less than 77% of the targeted RTE rate is achieved, an award payout will not be earned. Awards will be distributed as common stock of the Company, or as cash in an amount equal to the value of those shares, or partly in common stock and partly in cash.


                       FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index and a Peer Group((1))

         (Line Graph)

        AT&T      S&P        Peer Group
1988    100       100        100
1989    163       132        121
1990    112       128        115
1991    151       166        123
1992    203       179        127
1993    214       197        154
         (End Line Graph)

Assumes $100 invested on December 31, 1988 in AT&T Common Stock, the S&P 500 Index and Peer Group Common Stock
Total Shareholder Returns Assume Reinvestment of Dividends

Footnote

1. The peer group comprises the largest companies worldwide which compete against the Company in its two industry segments of information movement and management, and financial services and leasing. None of the companies competing with AT&T in information movement and management offers a fully comparable range of products and services, although each is widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; BellSouth Corporation; Cable & Wireless p.l.c.; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; ITT Corporation; L. M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; Southwestern Bell Corporation; Sprint Corporation; Texas Instruments Incorporated; U S WEST, Inc.; and Xerox Corporation.

PENSION PLANS


The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including Messrs. Allen, Pelson, Stead, Kavner, Mandl, and Marx. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.



Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.5% of the average pay for the three years ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus
(b) 1.6% of pay subsequent to December 31, 1989. Only the basic salary is taken into account in the formula used to compute pension amounts. As a result of an amendment to the plan in 1989, an enhanced pension benefit is available to certain eligible employees. The enhanced pension benefit, which is calculated as of December 30, 1989, by adding five to the age and number of years of service of these employees, remains in effect until the employee's actual age, service, and compensation yield a greater pension benefit.



The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Allen, Pelson, Stead, Kavner, Mandl, and Marx and other senior managers are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.


Basic Formula:
The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.

Alternate Formula:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to retirement minus the AT&T Management Pension Plan amount. For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of the AT&T Management Pension Plan, plus the income figure used for purposes of the basic formula, by the employee's actual term of employment at retirement. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with 1958 and ending with 1993. In 1993, the covered compensation base was $22,800.



In 1993, an Alternative Minimum Formula ("AMF"), applicable to active senior managers with five years of service who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993, was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under formulas A and B plus an additional percent increase factor as described below:



Formula A:
The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of the total compensation from January 1, 1993, to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A will be reduced to reflect retirements prior to age 55.


Formula B:
The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1958 and ending with 1993. In 1993, the covered compensation base was $22,800. The pension amounts resulting from this Formula B will be reduced to reflect retirements prior to age 60.


An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.


As part of their employment agreements, the Company entered into supplemental pension arrangements with Messrs. Stead and Mandl. Pursuant to such arrangements, if employment is terminated on or after age 55 for any reason other than Company-initiated termination for "cause," as defined, these executive officers will be entitled to immediate pension benefits based on the higher of (1) a pension determined by their actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements, or (2) a fixed minimum monthly pension schedule which, for Mr. Stead, ranges from $32,053 at age 55 to $73,893 at age 65 and, for Mr. Mandl, ranges from $30,432 at age 55 to $74,459 at age 65. Pension benefits payable under these arrangements will be paid out of the Company's operating income, and will be offset by all amounts actually received by the executive officers under any other Company qualified or non-qualified retirement plan or arrangement. In addition, Messrs. Stead and Mandl will be entitled to certain other post-retirement benefits that are generally made available to retired executive officers and service pension-eligible senior managers from time to time.

In the event Mr. Mandl's employment is terminated by the Company for any reason other than for "cause," as defined, prior to age 55, he will be eligible for a severance benefit equal to 200% of his then base salary under the provisions of his employment agreement.



Senior managers (including Messrs. Stead, Kavner, and Mandl) and certain other management employees who are hired at age 35 or over are covered by a supplemental AT&T Mid Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.



Pension amounts under either the AT&T Management Pension Plan, the AT&T Non-Qualified Pension Plan, or the AT&T Mid Career Pension Plan are not subject to reductions for social security benefits or other offset amounts. If Messrs. Allen, Pelson, and Marx continue in the positions given above and retire at the normal retirement age of 65, the estimated annual pension amounts payable under the AT&T Management Pension Plan and the AT&T Non-Qualified Pension Plan would be $1,470,995, $560,355, and $481,243, respectively. For Messrs. Stead, Kavner, and Mandl, the estimated annual pension amounts payable under the above three plans would be $548,423, $572,871, and $600,217, respectively. Amounts shown are straight-life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.



The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any officer, the pension payments for such officer will vary from that set forth above. Then there would be a tax gross-up payment to the officer and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.

OTHER INFORMATION

A Directors' and Officers' Liability Policy was renewed effective July 1, 1993, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its directors and officers under New York law or under contract and insures directors and officers where such indemnification is not provided by AT&T. The one-year policy's cost is $1,780,000.

The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of-pocket expenses.

The above notice and proxy statement are sent by order of the board of directors.


Robert E. Scannell
Vice President - Law and
Secretary


Dated: March 1, 1994

(AT&T LOGO)


(American Telephone and Telegraph Company
32 Avenue of the Americas
New York, NY 10013-2412

(Recycle logo) Recycled Paper

(AT&T LOGO)

PROXY


                   American Telephone and Telegraph Company
                32 Avenue of the Americas, New York, NY 10013
                     This proxy is solicited on behalf of
       the Board of Directors for the Annual Meeting on April 20, 1994.

The undersigned hereby appoints R.E. Allen, B.K. Johnson and D.S. Perkins, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in American Telephone and Telegraph Company at the annual meeting of shareholders to be held at Georgia World Congress Center in Atlanta, Georgia, at 9:30 a.m. on April 20, 1994, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. If no directions are given, the proxies will vote for the election of all listed nominees, in accord with the Directors' recommendations on the other subjects listed on the other side of this card and, at their discretion, on any other matter that may properly come before the meeting. (If you have indicated any changes or voting limitations on this side of the card, please mark the "comment" box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of Directors may be indicated on the other side. Nominees are--R.E. Allen, M.K. Eickhoff, W.Y. Elisha, P.M. Hawley, C.A. Hills, B.K. Johnson, D. Lewis, D.F. McHenry, V.A. Pelson, D.S. Perkins, H.B. Schacht, M.I. Sovern, F.A. Thomas, J.D. Williams, and T.H. Wyman. Please sign on the other side and return promptly to P.O. Box 8872, Edison, NJ 08818-9241. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted.

Comments:

(If you have written in the above space, please mark the "comment" box on the other side of this card.)

Detach proxy card

(Map of meeting location)
Annual Meeting of Shareholders
Wednesday, April 20, 1994
Georgia World Congress Center
West Concourse
285 International Blvd., N.W.
Atlanta, Georgia
The Omni/Dome/GWCC MARTA
Station offers convenient
public transportation
Public parking is available in the vicinity.
Hearing-amplification equipment and sign interpretation will be provided.

Please mark your vote with an X.


Directors recommend a vote "FOR"

                               FOR ALL                WITHHELD
                               nominees               FROM ALL
                                                      nominees
A. Election of
   Directors
   (page 7)                      [ ]                     [ ]

                            FOR ALL EXCEPT the following nominees
                                 FOR       AGAINST     ABSTAIN
B. Ratification
   of Auditors
   (page 14)                     [ ]          [ ]        [ ]

                                 FOR       AGAINST     ABSTAIN
C. Change of
   Corporate Name
   (page 14)                     [ ]          [ ]        [ ]

D. 1995 Employee
   Stock Purchase
   Plan (page 16)                [ ]          [ ]        [ ]

E. 1994 AT&T-GIS
   Employee Stock
   Purchase Plan
   (page 19)                     [ ]          [ ]        [ ]

F. AT&T Short Term
   Incentive Plan
   (page 22)                     [ ]          [ ]        [ ]



Directors recommend a vote "AGAINST"
  the shareholder proposals regarding
                                 FOR        AGAINST    ABSTAIN
1. Identify Contractual
   Executive
   Compensation
   (page 27)                     [ ]          [ ]        [ ]

2. Endorse CERES
   Principles
   (page 28)                     [ ]          [ ]        [ ]

3. Maquiladora Operations
   (page 32)                     [ ]          [ ]        [ ]

4. Executive and
   Director
   Compensation
   (page 35)                     [ ]          [ ]        [ ]

5. China and former
   Soviet Union
   operations
   (page 37)                     [ ]          [ ]        [ ]

6. Health Care
   Committee
   (page 39)                     [ ]          [ ]        [ ]


SPECIAL ATTENTION

Mark here if you have written
a comment on reverse.                                    [ ]


Mark here to discontinue this
extra annual report. (page 3)                            [ ]


Mark here if you plan to
attend the annual meeting.                               [ ]

SIGNATURE(S)  DATE  , 1994

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

                            Detach proxy card

Admission Ticket                     (AT&T LOGO)

                                     Annual Meeting
                                     of Shareholders

                                     Wednesday, April 20, 1994

                                     Agenda

                                     8:00 am  Doors and Exhibit Areas Open

                                     9:30     Introduction and Welcome
                                              Chairman's Remarks
                                              Election of Directors
                                              Ratification of Auditors
                                              Director Proposals
                                              Shareholder Proposals

                                     11:00    Voting
                                              General Discussion
                                              Adjournment (noon)
- --------------------------------------------------------------------------
Please present this ticket for admittance of shareholder(s) named above and guest.
See reverse for map of area.